Exhibit 10.1

Loan Agreement

This Loan Agreement (“Agreement”) dated as of April 6, 2009 is between Bank of America, N. A. (the “Bank”) and KVH Industries, Inc., a Delaware corporation (the “Borrower”).

1. THE LOAN

1.1 Loan Amount and Purpose. Subject to the terms and conditions set forth in this Agreement, the Bank agrees to advance up to FOUR MILLION DOLLARS ($4,000,000) (the “Loan”) which Loan shall be secured by a mortgage on the real property located at 50 Enterprise Center, Middletown, Rhode Island (the “Property”).

1.2 The Term. The term of the Loan shall be from the date hereof until April 6, 2019 (the “Term”), with all unpaid principal and accrued interest payable in full on April 6, 2019 (the “Maturity Date”) as set forth in Section 1.4 below.

1.3 Interest Rate and Payments During the Term. The following terms will apply to the Loan during the Term:

(a)	During the Term, the interest rate will be a rate per year equal to the BBA LIBOR Rate (Adjusted Periodically) plus 2.25 percentage point(s).

(b)	The interest rate will be adjusted on the first day following the end of each Interest Period, as defined below (the “Adjustment Date”), and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter. Whenever the Borrower desires to change the duration of the Interest Period upon an Adjustment Date, a representative of the Borrower, certified in writing as authorized to request Loans hereunder, shall notify the Bank (which notice, when made shall be irrevocable) by telecopy or telephone received no later than 11:00 a.m. (Eastern Standard time) two Business Days before the relevant Adjustment Date. Such notice shall specify the duration of the Interest Period (subject to the provisions of the definition of Interest Period and other applicable provisions of this agreement) to be applicable as an after such Adjustment Date-. Each such notification shall be immediately followed by a written confirmation thereof, in form and substance satisfactory to the Bank, provided that if such written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank shall control absent manifest error.

(c)	The BBA LIBOR Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, two months, three months or six months, as elected from time to time by the Borrower pursuant to Section 1.3(b), as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(d)	It is anticipated that the Borrower will enter into an interest rate protection agreement in connection with the Loan.

1.4 Payments.

(a)	During the Term, the Borrower will pay interest on the first banking day of May, 2009 and then on the same day of each month thereafter until payment in full of the principal balance of the Loan.

(b)	The Borrower will repay principal in equal installments beginning on the first banking day of May, 2009 and on the same day of each month thereafter, until the Maturity Date. Each principal installment shall be in an amount set forth on the amortization schedule attached as Exhibit A hereto. On the Maturity Date, the Borrower will repay the remaining principal balance plus any interest then due.

1.5 Prepayments. The Borrower may prepay the Loan in full or in part at any time during the Term. The prepayment will be applied to the most remote payment of principal due under this Agreement. Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee. For purposes of this paragraph, “prepayment” means a payment of an amount on a date other than an Adjustment Date. The prepayment fee will be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the amount prepaid or from fees payable to terminate the deposits from which such funds were obtained. The Borrower will also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank will be deemed to have funded each prepaid amount by a matching deposit or other borrowing in the applicable interbank market, whether or not the amount was in fact so funded.

2. FEES AND EXPENSES

2.1 Fees.

(a)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a reasonable fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(b)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(c)	Closing Fee. The Borrower shall pay to the Bank for its account a closing fee of $10,000, which fee shall be fully earned when paid and shall be non-refundable for any reason whatsoever

2.2 Expenses.

(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law. Notwithstanding the foregoing, the Borrower shall not be required to reimburse the Bank for attorneys fees incurred in connection with the preparation and negotiation of this Agreement in excess of six thousand dollars.

(b)	The Borrower also agrees to pay all costs and expenses incurred by the Bank in connection with the making, disbursement and administration of the Loan. Such costs and expenses include, but are not limited to, charges for title insurance, recording and escrow charges, fees for appraisal, and any other reasonable fees and costs for services, regardless of whether such services are furnished by the Bank’s employees or by independent contractors.

(c)	The Borrower acknowledges that the Loan fee does not include amounts payable by the Borrower under this paragraph. All such sums incurred by the Bank and not immediately reimbursed by the Borrower will be considered an additional loan to the Borrower bearing interest at the default rate provided in this Agreement and secured by the Real Estate Security Instrument described below.

3. COLLATERAL

3.1 Real Property. All obligations of the Borrower under this Agreement will be secured by a mortgage (the “Real Estate Security Instrument”) executed by Borrower covering the property located at 50 Enterprise Center, Middletown, RI 02842 (the “Property”), which Real Estate Security Instrument shall also include an assignment of all rents owing to the Borrower under any leases of all, or any portion of, the Property.

3.2 Personal Property. Certain personal property used in connection with the Property now owned or owned in the future by the Borrower will secure the Borrower’s obligations to the Bank under this Agreement to the extent set forth in the Real Estate Security Instrument.

4. DISBURSEMENT PROCEDURES

Disbursements will be made to the Borrower’s checking account, as designated in writing by the Borrower, or by such other means requested by the Borrower and acceptable to the Bank. The Bank may use Loan funds to pay any fees owing to the Bank, interest on the Loan, legal fees and expenses of Bank’s attorneys which are payable by the Borrower, and such other sums as may be owing by the Borrower to the Bank with respect to the Loan.

5. PAYMENTS

5.1 Disbursements and Payments.

(a)	Unless otherwise authorized by the Bank, each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to deposit account #009427767316 maintained by the Borrower with the Bank (the “Borrower Funds Account”). For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)	The Bank may honor instructions for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(c)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.2 Banking Day. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in Providence, Rhode Island and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.3 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.4 Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 5.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6. CONDITIONS TO CLOSING

The Bank will have no obligation to make the Loan until all applicable conditions listed in this Section are satisfied. These conditions are for the Bank’s sole benefit. The Bank, in its sole discretion, may, therefore, from time to time, waive one or more of these conditions without affecting its right to fully enforce such condition or conditions with respect to any subsequent request for a disbursement. To be effective, each waiver by the Bank must be expressly made by the Bank in writing.

The closing (unless otherwise indicated) is subject to the following conditions:

(a)	Loan Documents. Receipt by the Bank of the following documents and other items, executed and acknowledged as appropriate, all in form and substance satisfactory to the Bank:

(i)	this Agreement;

(ii)	the Real Estate Security Instrument;

(iii)	an ALTA lender’s title insurance policy from a title company acceptable to the Bank, for at least Four Million Dollars ($4,000,000), insuring the Bank’s interest in the Property, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require.

(iv)	Evidence of the insurance coverage required under this Agreement;

(v)	If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized;

(vi)	A copy of the Borrower’s organizational documents;

(vii)	Signed original security agreement covering the personal property collateral which the Bank requires; and

(viii)	Evidence that the security interests and liens in favor of the Bank in the personal property collateral are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.

(b)	Other Information. Receipt by the Bank of:

(i)	A survey of the Property, prepared and certified by a qualified surveyor, showing that the improvements lie within the boundaries of the Property without encroachment or violation of any zoning ordinances, building codes or regulations, or setback requirements; and

(ii)	Such financial information regarding the Borrower and any guarantors as the Bank may request.

(c)	Loan Fees and Expenses. Payment by the Borrower of the Bank’s loan fee as required under this Agreement and all other costs and expenses incurred in connection with the Loan, and deposit by the Borrower of any required amount to the Borrower Funds Account.

(d)	Appraisal. Receipt by the Bank of an appraisal of the Property.

7. REPRESENTATIONS AND WARRANTIES

The Borrower promises that each representation and warranty set forth below is true, accurate and correct as of the date of this Agreement. Each draw request will be deemed to be a reaffirmation of each and every representation and warranty made by the Borrower in this Agreement.

7.1 Formation; Authority. If the Borrower is anything other than a natural person, it has complied with all laws and regulations concerning its organization, existence and the transaction of its business, and is in good standing in each state in which it conducts its business. The Borrower is authorized to execute, deliver and perform its obligations under this Agreement and any documents or agreements required hereunder.

7.2 No Violation. Neither the Borrower nor the Property is in violation of, and the terms of this Agreement do not conflict with, any regulation or ordinance, any order of any court or governmental entity, or any material covenant or agreement affecting the Borrower or the Property. There are no material claims, actions, proceedings or investigations pending or threatened against the Borrower or affecting the Property, except for those previously disclosed by the Borrower to the Bank in writing.

7.3 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.4 Financial and Other Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

7.5 Litigation. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or the Property which, if lost, would impair the Borrower’s financial condition or ability to repay the Loan, except as have been disclosed in writing to the Bank.

7.6 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.7 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.8 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.9 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.10 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.11 Location of Borrower. The Borrower’s place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower’s signature on this Agreement.

8. COVENANTS OF BORROWER

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 Use of Proceeds. To use the Loan proceeds for working capital and general corporate purposes.

8.2 Compliance with Law. To comply with all material existing and future laws, regulations, orders, building restrictions and requirements of, and all agreements with and commitments to, all governmental, judicial and legal authorities having jurisdiction over the Property and the Borrower’s business and with all recorded covenants and restrictions affecting the Property.

8.3 Personal Property Installed on Property. Without the Bank’s prior written consent, not to purchase or contract to purchase any materials, equipment, furnishings, fixtures or other personal property to be placed on the Property or installed in any improvements on the Property if the seller of such personal property has retained a security interest therein other than in connection with purchase money financing permitted under Section 8.6 for personal property placed on the Property to the extent such security interest is limited to the property purchased.

8.4 Insurance.

(a)	To maintain the following insurance:

(i)	Comprehensive general liability coverage with such limits as the Bank may require. This policy will include an additional insured endorsement in favor of Bank. Coverage will be written on an occurrence basis, not claims made.

(ii)	If at any time any structure on the Property is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount acceptable to the Bank.

(iii)	Such other insurance as the Bank in its reasonable judgment may require to comply with the Bank’s regular requirements and practices in similar transactions, which may include windstorm, hurricane, and earthquake insurance, and insurance covering acts of terrorism.

(b)	All policies of insurance required by the Bank must be issued by companies approved by the Bank and otherwise be acceptable to the Bank as to amounts, forms, risk coverages and deductibles. Upon the request of the Bank, the Borrower will deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

(c)	If the Borrower fails to keep any such coverage in effect while the Loan is outstanding, the Bank may procure the coverage at the Borrower’s expense. The Borrower will reimburse Bank, on demand, for all premiums paid by the Bank, which amounts may be added to the principal balance of the Loan and shall bear interest at the default rate provided in this Agreement.

8.5 Financial Information. To provide financial statements and other information in form and content acceptable to the Bank relating to the affairs of the Borrower and any guarantor as reasonably requested by the Bank from time to time. Borrower shall not be required to separately provide any information that has been otherwise disclosed in its public filings made with the Securities and Exchange Commission.

8.6 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(c)	Purchase money financing not to exceed $500,000 in the aggregate at any time.

8.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on the Property, or any other real or personal property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

8.8 Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

8.9 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity except for extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.10 Intentionally Omitted.

8.11 Intentionally Omitted.

8.12 Additional Negative Covenants. Not to, without the Bank’s written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase business(es), or their assets, for an aggregate consideration during the term of this Agreement greater than $5,000,000.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

8.13 Notices. To promptly notify the Bank in writing of:

(a)	Any material litigation affecting the Borrower, any guarantor or the Property.

(b)	Any notice or communication that the Borrower receives that the Property, the improvements thereon or the Borrower’s or any guarantor’s business fails in any respect to materially comply with any applicable law, regulation or court order.

(c)	Any substantial dispute between the Borrower or any guarantor and any government authority.

(d)	Any material adverse change in the physical condition of the Property or the Borrower’s or any guarantor’s financial condition or operations or other circumstance that adversely affects the improvements located on the Property, the Borrower’s intended use of the Property or the Borrower’s ability to repay the Loan, or that causes the Loan to be out of balance.

(e)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(f)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

8.14 Books and Records. To maintain adequate books and records and allow the Bank and its agents to make copies of books and records at any reasonable time and, so long as no Event of Default has occurred and is continuing, upon reasonable prior written notice. If any of the Borrower’s books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform examinations or audits and to respond to the Bank’s requests for information concerning such books and records.

8.15 Performance of Acts. Upon request by the Bank, to perform all acts which may be necessary or advisable to perfect any lien or security interest provided for in this Agreement or to carry out the intent of this Agreement.

8.16 Inspection of Property and Improvements. To allow the Bank, its agents and representatives to enter and visit the Property at any reasonable time for the purposes of performing appraisals, and inspecting the Property.

8.17 Use of the Property. To occupy the Property for the conduct of its regular business. The Borrower will not change its intended use of the Property without the Bank’s prior written approval. A portion of the space in the Property may be leased to unaffiliated third parties.

8.18 Indemnity. To indemnify, defend, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of the Bank’s counsel) arising out of or resulting from the ownership, operation, use or development of the Property or the improvements thereon, or any claim or cause of action of any kind by any party that the Bank is liable for any act or omission committed or made by the Borrower or any other person or entity in connection with the ownership, operation, use or development of the Property or the improvements thereon, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. The Borrower’s obligations to the Bank under this Paragraph shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the Property or any part of it by foreclosure or any other means.

8.19 Financial Covenants. At all times when the aggregate amount of Borrower’s cash and Cash Equivalents is less than $25,000,000, the Borrower shall maintain the following financial covenants

As of the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2009, the Fixed Charge Coverage Ratio shall not be less than 1.25:1.00.

For purposes of this Agreement, the following defined terms shall have the meanings set forth below for each:

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) Bank, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including Bank) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d), and (f) other Investments made in accordance with Borrower’s investment policy provided in writing to Bank in effect on the date of this Agreement.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

“Fixed Charge Coverage Ratio” means, as of any date of determination, and calculated for the twelve month period then ended, the ratio of (a) the sum of (i) EBITDA, (ii) interest income, and (iii) non-cash stock option expenses, minus (i) cash taxes, (ii) unfinanced capital expenditures, and (iii) dividends, withdrawals, and other distributions, to (b) the sum of interest expense, the current portion of long term debt and the current portion of capitalized lease obligations

8.20 Financial Statements and Reports. Borrower shall furnish or cause to be furnished to the Bank from time to time, the following financial statements and reports and other information, all in form, manner of presentation and substance reasonably acceptable to the Bank which shall expressly include as may be publicly disclosed by Borrower in its public filings made with the Securities and Exchange Commission:

(a)	Annual Statements. By May 1 in each calendar year financial statements of Borrower (i) prepared in accordance with GAAP, or other recognized method of accounting acceptable to Bank, consistently applied, consistent with the financial statements previously delivered to Bank, and (ii) audited by a so-called “big four” accounting firm or another independent, certified public accounting firm reasonably acceptable to Bank; all such financial statements to include and to be supplemented by such detail and supporting data and schedules as Bank may from time to time reasonably require.

(b)	Quarterly Statements. Within sixty (60) days following the end of each calendar quarter, the following certified by the Borrower to be true, accurate and complete in all material respects: (i) unaudited financial statements (including balance sheets, income statements and cash flow statements) of Borrower in form reasonably acceptable to Bank, such financial statements to include and be supplemented by such detail and supporting data and schedules as the Bank may from time to time reasonably require; (ii) a Property tax status report setting forth the annual real estate taxes payable with respect to the Property, the due dates of such real estate taxes and the portions of such taxes which have been paid; and (iii) such other information as the Bank may reasonably require; and

(c)	Compliance Certificate. Concurrently with the delivery of the financial statements described in Section 8.20(a) and (b), Borrower shall cause to be prepared and furnished to Bank a certificate (a “Compliance Certificate”) from an authorized representative certifying to the Bank, to the best of such authorized representative’s knowledge, (a) that no default has occurred under this agreement, or, if such default has occurred specifying the nature thereof, (b) as to compliance with the covenants set forth in Section 8.19(a) and (b) above and (c) as to the accuracy of the financial information provided in Section 8.20(a) and (b) above.

8.21 LTV Ratio. At all times, the LTV Ratio, expressed as a percentage, shall not be greater than eighty percent (80%). If at any time Borrower is not in compliance with this LTV Ratio covenant, Borrower shall immediately make a principal payment in an amount sufficient to reduce the LTV Ratio to not more than eighty percent (80%).

For purposes of this Agreement, the following defined terms shall have the meanings set forth below for each:

“LTV Ratio” as determined on any date, the percentage arrived at by dividing (i) the then outstanding principal balance of the Loan by (ii) the Approved Appraised Value

“Approved Appraised Value” means the appraised value of the Property as set forth in the most recent appraisal that has been prepared by an appraiser acceptable to Bank and delivered to Bank.

9. HAZARDOUS SUBSTANCES

9.1 Indemnity Regarding Hazardous Substances. The Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a)	Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the Property, or in the soil, groundwater or soil vapor on or under the Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b)	Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower’s property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower’s own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower. The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrower’s obligations to the Bank under this Agreement, and foreclosure of the Real Estate Security Instrument encumbering the Property or similar proceedings.

9.2 Representation and Warranty Regarding Hazardous Substances. Before signing this Agreement, the Borrower researched and inquired, by customary means, into the previous uses and ownership of the Property. Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Property, except as the Borrower has disclosed to the Bank in writing.

9.3 Compliance Regarding Hazardous Substances. The Borrower has complied, and will comply and cause all occupants of the Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”). The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Property; or (iii) maintain the fair market value of the Property. The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Property.

9.4 Notices Regarding Hazardous Substances. Until full repayment of the Loan, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any hazardous substance in or around the Property, or in the soil, groundwater or soil vapor on or under the Property, or that the Borrower or the Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

9.5 Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Property. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing reflecting the existence of any non-complying condition or violation of any Environmental Law. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

9.6 Definition of Hazardous Substance. “Hazardous substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

10. DEFAULT AND REMEDIES

10.1 Events of Default. The Borrower will be in default under this Agreement upon the occurrence of any one or more of the following events of default:

(a)	Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

(b)	Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank. For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

(c)	Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.

(d)	False Information. The Borrower or any Obligor has given the Bank any information or representations which are false or misleading in any material respect when made or deemed made.

(e)

Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any

Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors, and which in the case of involuntary proceedings, shall continue undismissed for sixty (60) days.

(f)	Receivers. A receiver or similar official is appointed for any portion of the Borrower’s or any Obligor’s business, and which in the case of involuntary proceedings, shall continue undismissed for sixty (60) days, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

(g)	Revocation or Termination. If the Borrower is comprised of the trustee(s) of a trust, the trust is revoked or otherwise terminated or all or a substantial part of the Borrower’s assets are distributed or otherwise disposed of.

(h)	Lien Priority. The Bank fails to have a valid and enforceable perfected security interest in or lien on the Property or any other collateral securing the Borrower’s obligations under this Agreement, or such security interest or lien fails to be prior to the rights and interest of others (except for any prior liens to which the Bank has consented in writing).

(i)	Judgments. Any final judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more in excess of an insurance coverage, and the same shall not be discharged (or provision shall not be made for such discharge), bonded or a stay of execution shall not be procured within sixty (60) days from the date of entry thereof.

(j)	Death. If the Borrower or any Obligor is a natural person, the Borrower or such Obligor dies or becomes legally incompetent; if the Borrower or any Obligor is a trust, a trustor dies or becomes legally incompetent; if the Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.

(k)	Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the Loan.

(l)	Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s intended use of the Property or the Borrower’s or any Obligor’s financial condition or ability to repay the Loan.

(m)	Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

(n)	Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article and the continuance of such default for a period of thirty (30) days after notice thereof by the Bank.

10.2 Remedies.

(a)

If any of the events of default set forth above occurs, the Bank may do one or more of the following without prior notice: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make disbursements of Loan funds under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” above, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

(b)	Also upon any event of default, the Bank will have the right, in its sole discretion, to enter the Property and take possession of it, whether in person, by agent or by court-appointed receiver (which may be done on an ex-parte basis), collect rents, and take any and all actions which it may, in its sole discretion, consider necessary to preserve its collateral, including entering into, modifying or terminating any contractual arrangements, all subject to the Bank’s right at any time to discontinue any work without liability. If the Bank exercises any of the rights or remedies provided in this clause (b), that exercise will not make the Bank a partner or joint venturer of the Borrower.

11. ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied or another basis acceptable to the Bank.

11.2 Governing Law. This Agreement is governed by the law of the State of Rhode Island, without regard to the conflict of laws principle.

11.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.

11.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)

The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

11.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. To the extent permitted by law, as used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

11.7 Individual Liability. If the Borrower is a natural person, the Bank may proceed against the Borrower’s business and non-business property in enforcing this and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.

11.8 Joint and Several Liability. If two or more Borrowers sign this Agreement, each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers.

11.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.10 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

11.11 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.12 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.13 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.14 Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

11.15 Limitation of Interest and Other Charges. Notwithstanding any other provision contained in this Agreement, the Bank does not intend to charge and the Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Bank. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the state of Rhode Island.

[Signature Page Follows]

This Agreement is executed as of the date stated at the top of the first page.

SIGNATURES

BANK OF AMERICA, N.A.		KVH INDUSTRIES, INC.

By	/s/ Donald C. McQueen	By	/s/ Patrick J. Spratt	[(Seal)]
Typed Name	Donald C. McQueen	Name	Patrick J. Spratt
Title	Senior Vice President	Title:	Chief Financial Officer

Address where notices to the Bank are to be sent:		Address where notices to the Borrower are to be sent:

Telephone:

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

[Signature Page to Loan Agreement]